Exhibit 99.1

Dear U.S. Physical Therapy Shareholder:

Every year our shareholder letter takes on a slightly different form with the overall intention of communicating highlights of the prior year along with what we have planned going forward. This year our letter will be intentionally brief, for no other reason than we are very busy with what we have said we expect to achieve in this current period. For those that don’t know us as well, here are some of the major accomplishments for USPH in 2010:

•	We had another record EPS year, growing approximately 25% on a normalized basis (before some beneficial tax adjustments made that even better).

•	Our net rate increased another 3% to $105.92. For the past two years we have positively affected net rate by $7.87 per visit through a combination of clinic program enhancements, payer contracting initiatives, and subtle payer mix changes.

•	Margins improved (again). Our gross margins improved 80 basis points in 2010. Over the past two years, gross margins have increased about 300 basis points. Operating margins improved again — this year up 170 basis points from a strong year in 2009.

•	Development has been solid organically as well as through acquisition. In 2010, we opened 19 organic facilities and added another 25 locations through three acquisitions, closing two of those deals in December of 2010.

•	We implemented Fit2wrk and Physician Services initiatives to broaden our service offerings, improve our payer mix and further improve the margin gains of the past two years. Both initiatives are getting very good traction and beginning to bear fruit. This year we expect to see solid growth in both of these service areas, which should further increase the strength of our company.

What’s new for 2011?

This year our shareholders can expect the same intensity of focus and execution as we have delivered these past few years. We plan to grow the company significantly through organic expansion and acquisition in 2011. At the same time, the company has always had extremely solid cash flows and with that we announced a quarterly dividend that began in March 2011. We are committed to the continued growth of our company, and we believe we will have the balance sheet and cash flow to do just that. Expect to see activity and further expansion (not only in the number of locations, new and acquired) but also in our Physician Services and Fit2wrk programs. Our focus on sales and marketing coverage will extend to these newer lines of business as well. Operational attention to detail will continue as we have further strengthened our team over these past few years. Please know we will work very hard to achieve our goals and objectives as we strive to further position USPH for the future.

As always, we appreciate your strong support and encouragement, as well as your feedback. If you have any questions please don’t hesitate to give us a call. Thank you.

Sincerely,

Chris Reading